Exhibit 10.31

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into and effective on June 20, 2021, by and between Heska Corporation, a Delaware corporation (“Heska”), and Anthony Providenti (“Executive”). This Agreement refers to Heska and Executive collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREFORE, Heska desires to employ Executive as Executive Vice President, Corporate Development commencing on August 1, 2021, or such earlier date as is mutually agreed upon by the Parties (the “Effective Date”) on the terms and conditions set forth herein.

WHEREFORE, Executive desires to be employed by Heska on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, the sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:

TERMS

1.Duties and Scope of Employment.

a.Position and Duties. During the Term of Agreement (as defined below), Executive shall serve as the Executive Vice President, Corporate Development of Heska. Such position is one of trust and confidence to aid Heska in strategic growth and sales of Heska’s point of care products, including in-clinic veterinary analyzers and lab equipment, blood testing instruments and supplies, allergy testing and immunotherapy products, digital imaging products, and pumps and supplements, to veterinary healthcare providers. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s executive-level position within Heska and/or its subsidiaries, as will reasonably be assigned to Executive by Heska’s Board of Directors or Chief Executive Officer. Executive’s duties will be subject to review, and adjustments will be made at the discretion of the Chief Executive Officer. During the Term, Executive shall be a member of the executive leadership team for Heska, as such team may be characterized from time to time.

b.Obligations. During the Term of Agreement (as defined below), Executive will devote Executive’s full attention, skills, business time and efforts to Heska and/or its subsidiaries and to the faithful performance of his duties under this Agreement. For the duration of the Term of Agreement, Executive agrees not to engage in any other employment, occupation, or consulting activity, for any direct or indirect remuneration, or in any activity that would create a conflict of interest, or the appearance of a conflict of interest, with Heska, without the prior approval of the Chief Executive Officer, Board of Directors or the Corporate Governance Committee of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Chief Executive Officer, Board of Directors or the Governance Committee, manage personal investments and participate (in any capacity) with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Heska.

c.Place of Performance. Executive shall work from his home office; provided that Executive may be required to travel on Heska business during the Term of Agreement.

2. Term of Agreement.

a.The period of Executive’s employment under this Agreement is referred to herein as the “Term of Agreement.” Subject to the provisions for earlier termination of employment in Section 6 below, this Agreement will have an initial term of twelve (12) months commencing on the Effective Date. On the 1st anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, this Agreement will automatically renew for an additional twelve-month term unless Heska provides Executive with notice of non-renewal at least one hundred twenty (120) days prior to the date of automatic renewal (“Non-Renewal Termination”); provided, however, that either Heska or Executive may terminate Executive’s employment pursuant to the provisions in Section 6 below.

b.Executive may be entitled to severance benefits pursuant to Section 6 below, depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment for any reason, Executive will be entitled to payment of any accrued but unpaid Base Salary (as defined below), all expense reimbursements, and other benefits due to Executive through Executive’s termination date under any Heska-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that Executive holds with Heska and its subsidiaries, without limitation, immediately following the termination of Executive’s employment if the Board of Directors so requests.

3. Compensation.

a.Base Salary. Heska will pay Executive an annual salary of $365,000.00 (the “Base Salary”) as compensation for Executive’s employment. The Base Salary will be paid periodically in accordance with Heska’s normal payroll practices and will be subject to required withholdings and deductions. Executive’s Base Salary will be subject to review, and adjustments will be made by Heska’s Board of Directors or Compensation Committee of the Board (the “Compensation Committee”) or the Chief Executive Officer Executive based upon Heska’s standard practices.

b.Annual Bonus. During the Term of Agreement, Executive will be eligible to participate in the Company’s Management Incentive Plan Master Document (as amended and restated, the “MIP”), an incentive compensation plan intended to reward near-term performance, which may be determined and paid from time to time at the sole discretion of the Compensation Committee. This Agreement refers to such incentive compensation as “MIP Payouts.” MIP Payouts, if any, will be paid in accordance with the MIP, provided, however, that any MIP Payout payable under this subsection will be payable within two-and-one-half (2-1/2) months after the end of the taxable year to which it relates or such shorter or longer period as may be permitted or required by Treasury regulations in order to avoid application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such MIP Payout. Executive’s target MIP Payout with respect to 2021 shall equal Twenty Percent (20%) of Executive’s Base Salary, pro-rated based on the Effective Date. Except as otherwise provided in the MIP, in order to be entitled to, and to earn, MIP Payouts, Executive must be employed with Heska at the time MIP Payouts are paid. By signing this Agreement, Executive acknowledges that, except as otherwise provided in the MIP, MIP Payouts are not earned, vested, or determinable until MIP Payouts are paid, and Employee will not receive MIP Payouts if Employee is not employed by Heska at the time it is paid. Any MIP Payouts will be subject to applicable withholdings and deductions.

c.Sign-On Cash Bonus. Solely in consideration of Executive’s acceptance of a position with Heska as Executive Vice President, Corporate Development, Heska will pay to Executive a one-time cash sign-on bonus in the amount of Two Hundred Thousand Dollars ($200,000) (the “Sign-On Bonus”), payable within fourteen (14) days of the Effective Date, subject to continued employment through the date of payment and subject to applicable withholdings and deductions.

d.Equity Incentive Awards.

i.Sign-On Grant. As an inducement to Executive’s employment with Heska, the Compensation Committee has approved a grant of Twenty Three Thousand Five Hundred (23,500) restricted shares of the Heska’s common stock (the “Sign-On Equity Grant”) pursuant to the Heska Corporation Equity Incentive Plan (the “Plan”), such grant to be made effective as of the Effective Date. The Sign-On Equity Grant shall be subject to the terms and conditions set forth in the award agreement attached hereto as Exhibit A.

ii.Annual Grants. Beginning in 2022, Executive shall be eligible to receive equity-based compensation commensurate with his position in connection with any annual equity-based awards made to senior executives of Heska. Such awards shall be made in the sole discretion of the Compensation Committee and shall be subject to the terms and conditions set forth in the Plan (or other applicable plan) and any applicable award agreements.

iii.Replacement Grant. As further inducement to Executive’s employment with Heska and in recognition of Executive’s forfeiture of certain equity compensation with his former employer, the Compensation Committee has approved an additional one- time grant of Sixteen Thousand Five Hundred (16,500) restricted shares of common stock (the “Replacement Grant”), such grant to be made effective as of the Effective Date. The Replacement Grant shall be subject to the terms and conditions set forth in the award agreement attached hereto as Exhibit B.

4. Expenses.

In addition to the foregoing, Heska will reimburse Executive for Executive’s reasonable out-of- pocket travel, entertainment, and other expenses, in accordance with Heska’s expense reimbursement policies and practices in effect at the time of the reimbursement request. Executive shall submit such requests within forty-five (45) days of incurring such expenses.

5. Executive Benefits.

During the Term of Agreement, Executive will be eligible to participate in the benefits offered to other executive employees of Heska, in accordance with Benefit Plans (as defined below), policies, and arrangements that may exist from time to time.

6. Termination and Severance.

a.Termination without Cause or for Good Reason other than In Connection with a Change of Control. If, at any time, Executive’s employment is terminated by Heska without Cause (as defined below), by Executive for Good Reason (as defined below), or due to Executive’s death or Disability (as defined below) or pursuant to a Non-Renewal Termination, and the termination is not In Connection with a Change of Control (as defined below), Executive will receive the following, subject to conditions and limitations set forth in Section 7:

i.A payment of an amount equal to six (6) months of Executive’s Base Salary, payable in accordance with Heska’s standard payroll practices over the shorter of the following periods: (A) in equal installments over the period beginning on the date of such termination and ending six months following such termination, or (B) in equal installments over the period beginning on the date of such termination with a lump sum of any remaining balance of the amount specified above paid on March 15 of the year following the year of termination.

ii.Provided that, within thirty (30) days of the termination date, Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Heska shall pay the COBRA premium for coverage for Executive and Executive’s eligible dependents under Heska’s Benefit Plans (as defined below) for six (6) months, or if earlier, until Executive becomes employed by another employer and is eligible for coverage under such other employer’s welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer’s medical plan.) Executive shall notify Heska immediately upon Executive’s acceptance of employment with another employer. For the remaining balance of the period during which Executive and Executive’s eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s sole expense.

b.Termination without Cause or for Good Reason In Connection with a Change of Control. If, at any time, Executive’s employment is terminated by Heska without Cause or by Executive for Good Reason or pursuant to a Non-Renewal Termination, and the termination is In Connection with a Change of Control (as defined below), Executive will receive the following, subject to conditions and limitations set forth in Section 7:

i.A payment of an amount equal to twelve (12) months of Executive’s Base Salary, payable in equal installments in accordance with the standard payroll schedule over the shorter of the following periods: (A) the period beginning on the date of such termination and ending on the one-year anniversary thereof, or (B) the period beginning on the date of such termination with a lump sum of any remaining balance paid on March 15 of the year following the year of termination.

ii.Provided that, within thirty (30) days of the termination date, Executive elects continuation coverage under COBRA, Heska shall pay the COBRA premium for coverage for Executive and Executive’s eligible dependents under Heska’s Benefit Plans (as defined below) for twelve (12) months, or if earlier, until Executive becomes employed by another employer and is eligible for coverage under such other employer’s welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer’s medical plan). Executive shall notify Heska immediately upon Executive’s acceptance of employment with another employer. For the remaining balance of the period during which Executive and Executive’s eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s sole expense.

c.Termination without Good Reason; Termination for Cause. If, at any time, Executive’s employment with Heska terminates voluntarily by Executive without Good Reason or is terminated for Cause by Heska, then (i) any and all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by Heska to Executive hereunder will terminate immediately (except as to amounts already earned), but Executive will be paid all expense reimbursements, and other benefits due to Executive through Executive’s termination date under any Heska-provided or paid plans, policies, and arrangements, and (iii) Executive will not be entitled to unpaid MIP Payouts or any severance payments or benefits.

d.Excise Tax. In the event that any benefits payable to Executive pursuant to Section 6 of this Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 6(d), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (A) provided to Executive in full, or (B) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless Heska and Executive otherwise agree in writing, any determination required under this Section 6(d) shall be made in writing in good faith by Heska’s independent accountants. In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to Heska of which benefits Executive chooses to reduce within ten (10) days after written notice of the accountants’ determination, and Executive has not disputed the accountants’ determination, then Heska shall select the benefits to be reduced. For purposes of making the calculations required by this Section 6(d), the accountants may make reasonable assumptions and approximations concerning the applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Heska and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(d). Heska shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(d).

7. Conditions to Receipt of Severance; No Duty to Mitigate; Covenants.

a.Separation Agreement and Release of Claims. The entitlement and receipt of any severance pursuant to Section 6 (except for terminations due to Executive’s death or Disability) will be subject to Executive signing and not revoking a confidential separation agreement and general release and waiver of all claims and disputes in a form reasonably acceptable to Heska. Such agreement will provide (among other things) that Executive will not disparage Heska, its affiliates, parents, subsidiaries, directors, officers, employees, agents, or representatives. No severance will be paid or provided until the confidential separation agreement and general release becomes effective. No severance will be paid or provided if Executive’s confidential separation agreement and general release is not signed and irrevocable within forty- five (45) days after Executive’s termination date. If Executive's date of termination and the last day of any applicable statutory revocation period could fall in two separate taxable years, regardless of when Executive actually executes and delivers the release, payments will not commence until the later taxable year.

b.Non-Competition. Executive acknowledges the substantial amount of time, money and effort that Heska has spent and will spend in developing its products and services and other strategically important information (including its confidential proprietary information, such as trade secrets, and other intellectual property), and Heska’s ability to reserve these for the exclusive knowledge and use of Heska is of great competitive importance and commercial value to Heska. Executive further understands that the nature of Executive’s position and management and executive duties gives Executive access to and knowledge of Heska’s confidential and proprietary information and places Executive in a position of trust and confidence with Heska. Because of Heska’s legitimate business interests described in this Agreement and the consideration offered to Executive, in the event of a termination of Executive’s employment (i) for Cause by Heska, (ii) without Good Reason by Executive, or (iii) without Cause by Heska or for Good Reason by Executive in Connection with a Change of Control pursuant to Section 6(c), Executive agrees not to engage in Competition (as defined below) for twelve (12) months following the termination date. The geographic scope of this Section 7(b) is the United States of America and Europe where Heska is engaged in its business or is actively planning to engage in its business at the time Executive’s employment with Heska terminates. If Executive engages in Competition within such period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6(a) or 6(b) will cease immediately.

c.Non-Solicitation. Executive acknowledges that Heska has expended and continues to expend significant time and resources in recruiting and training employees. Executive further acknowledges that, in the course of his employment, Executive will have access to and learn about many or all of the Heska’s customers, clients, and merchants, such as their names and contact information, order history, preferences, chain of command, pricing information, and other information specific to Heska’s customers, clients, and merchants, which constitute confidential proprietary information and trade secrets belonging to Heska. Because of Heska’s legitimate business interests described in this Agreement and the consideration offered to Executive, in the event of a termination of Executive’s employment that would entitle Executive to the receipt of severance pursuant to Section 6(a) or 6(b), or a termination for Cause by Heska, or a termination without Good Reason by Executive pursuant to Section 6(c), Executive agrees that, for twelve (12) months following the termination date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer, or otherwise, (i) will not solicit, induce, or influence, or attempt to solicit, induce, or influence, any person to modify his or her employment or consulting relationship with Heska (the “No- Inducement”), and (ii) will not intentionally divert business away, or attempt to divert business away, from Heska by soliciting business from any of Heska’s customers and users who would otherwise have engaged in a business relationship with Heska (the “No Solicit”). The geographic scope of this Section 7(c) is the United States of America and Europe where Heska has engaged in, or has sought to develop, its business at any time during Executive’s employment with Heska. If Executive breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6(a) or 6(b) will cease immediately.

d.Reasonableness. The Parties agree that the covenants and restrictions set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of Heska’s legitimate business interests. Executive further acknowledges and agrees that (i) Heska has a legitimate interest in protecting Heska’s business activities and confidential and proprietary information, including its trade secrets; (ii) the covenants and restrictions set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activities; (iii) Executive has received and will receive substantial consideration for agreeing to the restrictions and covenants set forth herein; and (iv) if Executive were to engage in prohibited activities in violation of the Non-Compete or Non-Solicitation clauses, above, it would irreparably harm Heska.

e.Remedies. In the event of Executive’s breach of Section 7(b) or 7(c), Heska shall have any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid under Section 6 of this Agreement and injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of this Section 7. Injunctive relief may be granted immediately upon the commencement of any such action, and Heska need not post a bond to obtain temporary or permanent injunctive relief.

f.No Duty to Mitigate. Executive is under no duty or requirement to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8. Definitions.

a.Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that Heska sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not limited to, financial counseling, disability, life insurance, or retirement benefits). A requirement that Heska provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment.

b.Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) conviction of, or an entry of a plea of nolo contendere to, any crime (including one involving moral turpitude), whether a felony or misdemeanor, or any crime which reflects so negatively on Heska to be detrimental to Heska’s image or interests, or any act of fraud or dishonesty that has such negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of Heska’s Board of Directors or Chief Executive Officer related to the scope or performance of Executive’s duties; (iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions, or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Executive’s responsibilities which, based upon good faith and reasonable factual investigation of the Board , demonstrates Executive’s unfitness to serve; (v) material breach of Executive’s obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to Heska or its subsidiaries; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) is reasonably capable of being cured, Heska will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured within that thirty (30)-day period, then grounds will no longer exist for terminating Executive’s employment for Cause; and provided, further, that such cure period will not apply to any subsequent occurrence of the same event.

c.Change of Control. For purposes of this Agreement, “Change of Control” means
(i) a sale of all or substantially all of Heska’s assets, (ii) any merger, consolidation, or other business combination transaction of Heska with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Heska outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Heska (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Heska, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of Heska.

d.Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if Executive, within the temporal and geographic limitations identified in Section 7(b), above, without the written consent of the Board or an authorized officer of any successor company to Heska, directly or indirectly, (1) provides services or assistance to any individual, entity, or company providing veterinary products or services for the companion animal health industry, or whose business involves imaging products or services for the veterinary market in which Executive will use, or is likely to use, Heska’s confidential proprietary information, such as Heska’s trade secrets, or for which Executive’s duties are the same or similar to those performed by Executive for Heska (a “Restricted Company”), whether such services or assistance is provided as an employee, consultant, agent, corporate officer, director, or otherwise or (2) participates in the financing, operation, management, or control of, a Restricted Company. Without limiting the generality of the foregoing, a Restricted Company specifically includes Zoetis, Inc. Abaxis, Inc. (currently a wholly-owned subsidiary of Zoetis, Inc.), IDEXX Laboratories, Inc., and Sound Technologies, Inc. (currently a unit of Mars, Incorporated). Notwithstanding the foregoing, nothing contained in this Section 8(d) or in Section 7(b) above shall prohibit Executive from being employed (or holding commensurate equity interests) in a division of a Restricted Company, so long as such division is not in any way engaged in providing veterinary products for the companion animal health industry or imaging products or services for the veterinary market, and Executive does not directly or indirectly provide services or assistance to any division that does provide veterinary products for the companion animal health industry or imaging products or services for the veterinary market.

e.Disability. For purposes of this Agreement, “Disability” shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive either (i) is unable to engage in any gainful activity, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Heska employees.

f.Good Reason.

i.For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent:

A.Executive’s level with Heska is, or Executive’s duties or responsibilities are, materially diminished relative to Executive’s level, duties, and responsibilities as in effect immediately prior to such change;

B.a material diminution in Executive’s Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other Employees of Heska by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;

C.a change in the geographic location of Executive's principal place of employment such that the new location is greater than fifty (50) road miles each way from Executive's home office;

D.any willful material breach by Heska of any provision of this Agreement; and

E.any acquiring company fails to assume or be bound by the terms of this Agreement In Connection with a Change of Control;

ii.The aforementioned occurrences shall not be deemed Good Reason unless Executive gives Heska written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice. An event of Good Reason shall occur automatically at the expiration of such thirty (30)-day period if the relevant condition remains uncured by Heska at such time.

g.In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with Heska is “In Connection with a Change of Control” if Executive’s employment is terminated without Cause or for Good Reason during the period beginning three (3) months prior to a Change of Control (or, if earlier, three (3) months prior to the date Heska reaches a definitive agreement to enter into a Change of Control) and ending eighteen (18) months following a Change of Control.

9. Confidential Information.

Executive acknowledges that Executive has executed Heska’s Confidential Information and Invention Agreement (the “Confidentiality Agreement”), which is incorporated herein by reference. During the Term of Agreement, and for twenty-four (24) months after termination of Executive’s employment, Executive agrees, if requested by Heska, to execute any updated versions of Heska’s form of employee confidential information agreement as may be required of substantially all of Heska’s Employees.

10. Executive Representations and Warranties and Third Party Agreements.

Executive represents and warrants that he has disclosed to Heska the terms of any contract or agreement (collectively, “Third Party Agreements”) with any current (as of the Effective Date) or former employer that might restrict in any way Executive’s performance of his duties to Heska during the Term of Agreement, including, but not limited to any non-solicitation, non-recruitment, non-compete and similar post-employment restrictions imposed upon Executive by an agreement between Executive and any other employer (collectively, “Third-Party Restrictions”). In connection with Executive’s employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and Executive’s employment will not infringe or violate the rights of any other person. Executive represents, warrants and covenants to Heska that he has or will prior to the Effective Date returned all property and confidential information belonging to any prior employer, other than confidential information that has become generally known to the public or within the relevant trade industry. The Parties agree that Executive shall not, in connection with his employment with Heska, engage in activities that violate Executive’s Third Party Restrictions until such restrictions lapse, including, during the first year of the Term of Agreement, not engaging in development, sales, marketing, or other activity related to animal health products and services that Executive was directly or indirectly involved in behalf of any former employer in violation of a Third Party Agreement. If a prior employer brings suit against Executive to enforce a Third Party Agreement, Heska agrees to indemnify and defend Executive in such litigation. In the event the Board of Directors of Heska determines in good faith following consultation with counsel that performing any of his duties for Heska would violate a Third Party Agreement or if Executive is enjoined from performing any of his duties for Heska because of a Third Party Agreement, Heska and Executive agree that: (i) the Parties shall work in good faith to temporarily restructure Executive’s duties and responsibilities under this Agreement to comply with the terms of such Third Party Agreement/injunction during the period that such restrictions remain in effect (“Restricted Period”), (ii) during the Restricted Period Executive shall continue to be paid his Base Salary and remain eligible for a MIP Payout and other benefits in accordance with this Agreement, (iii) the Parties shall work with the Compensation Committee to determine in good faith whether the outside date(s) related to the satisfaction of the performance vesting criteria with respect to any of Executive’s Sign-On Equity Grant should be extended because of such Restricted Period and amend the award(s) accordingly and (iv) such restrictions and/or temporary modifications of Executive’s duties during the Restricted Period shall not be a breach of this Agreement by Executive or be the basis of a ‘for Cause’ termination of Executive.

11. Notices.

All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given:

a.on the date of delivery if delivered personally,

b.one (1) day after being delivered through a nationally recognized overnight courier service, or

c.five (5) business days after the date of mailing if sent certified or registered mail.

d.Notice to Heska shall be sent to its principal place of business with a copy provided by facsimile or electronic communication to the Chair of the Board of Directors, and notice to Executive will be delivered personally or sent to Executive’s last known address provided to Heska.

12. Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of Heska. Any such Successor (as defined below) of Heska will be deemed substituted for Heska under the terms of this Agreement for all purposes. For purposes of this Section, “Successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Heska. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Integration.

This Agreement, together with the Confidentiality Agreement, Heska’s stock plans, and Executive’s stock option and restricted stock agreements, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the Parties hereto. Notwithstanding the foregoing, Executive’s employment by Heska shall be supplemented by Heska’s policies applicable to its employees as currently in force or as may be adopted or amended by Heska from time to time in its sole discretion

14. Interpretation.

Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement.

15. Waivers.

Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way shall affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

16. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties further expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each Party. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17. Tax Matters.

a.Except as provided in Section 6(d) above, Executive agrees that Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that are reasonably determined to apply to any payment made to Executive hereunder (or any arrangement contemplated hereunder), that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to Executive hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

b.Executive acknowledges that no representative or agent of Heska has provided Executive with any tax advice of any nature, and Executive has consulted with Executive’s own legal, tax, and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

18. Section 409A.

a.This Agreement is intended to comply with Section 409A of the Code, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that no such amendment shall materially increase the cost to, or impose any liability on Heska with respect to any benefits contemplated or provided hereunder. Executive shall, at the request of Heska, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

b.If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, Heska in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § 1.409A-3(j)(vii).

c.No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

d.The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

e.For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with

Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Heska when, and only when, Executive incurs a “separation from service” with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

f.If Executive qualifies as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s separation from service that, absent the application of this Section 19(f), would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s separation from service, (ii) Executive’s death, or (iii) such other date as will not result in such payment being subject to such additional tax.

19. Indemnification.

Heska shall indemnify the Executive, to the maximum extent permitted by applicable law and in accordance with Heska’s governing documents, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company with terms no less favorable than provided to any other Heska executive officer and subject to the terms of a separate written indemnification agreement.

20. Governing Law; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to conflict of law principles. In addition, each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action, proceeding, cause of action or counterclaim arising out of or relating to this Agreement, including appendices attached to this agreement, the Confidentiality Agreement, or the transactions contemplated hereby. The Parties each acknowledge that it has considered the implications of this waiver of jury trial and makes this waiver knowingly and voluntarily.

21. Counterparts.

This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement on the dates stated below.

EXECUTIVE:

/s/ Anthony Povidenti                    June 22, 2021
Anthony Providenti    Date

HESKA CORPORATION:

/s/ Kevin Wilson                    June 19, 2021
Kevin Wilson    Date
Chief Executive Officer and President